Exhibit 99.1

Investor Relations:

Christopher Taylor

781-398-2466

Media Relations:

Sarah Emond

781-398-2544

For Immediate Release

Oscient Pharmaceuticals Provides Preliminary Revenue Results for First Quarter 2008

— ANTARA posts strong prescription growth;

Company on track to meet 2008 revenue guidance of approximately $100 million —

Waltham, Mass., April 16, 2008 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) today announced preliminary revenue results for the first quarter ended March 31, 2008. For the first quarter of 2008, the Company expects to record total revenues of approximately $18.5 million, with more than two-thirds derived from sales of ANTARA® (fenofibrate) capsules. The Company expects its total cash, including restricted cash and cash equivalents, as of March 31, 2008, to be approximately $42 million.

“While quarterly revenues fluctuate due to the timing of shipments and wholesaler buying patterns, as well as the seasonality of FACTIVE, we remain on track to achieve our previously provided 2008 guidance,” stated Steven M. Rauscher, President and Chief Executive Officer. “ANTARA prescriptions increased more than 30% in the first quarter of 2008 compared to the first quarter of 2007 and weekly prescriptions continued to grow to record highs. Further positive initiatives in managed care and physician targeting will support the continued growth of ANTARA, which the Company expects to account for 75% of 2008 revenues.”

The Company reiterates its previously announced guidance of $96-$103 million in revenues from ANTARA and FACTIVE® (gemifloxacin mesylate) tablets in 2008 and $28-$30 million in net cash utilization. This guidance does not include the potential cash impact of the acquisition and marketing of a third product, which remains one of the Company’s business development goals.

The Company plans to announce complete financial results and host a conference call with investors on May 7, 2008.

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a commercial-stage pharmaceutical company marketing two FDA-approved products in the United States: ANTARA® (fenofibrate) capsules, a cardiovascular product and FACTIVE® (gemifloxacin mesylate) tablets, a fluoroquinolone antibiotic. ANTARA is indicated for the adjunct treatment of hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with diet. FACTIVE is approved for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. Oscient promotes ANTARA and FACTIVE through a national sales force calling on primary care physicians, cardiologists, endocrinologists and pulmonologists. The Company also has a novel, late-stage antibiotic candidate, Ramoplanin, for the treatment of Clostridium difficile-associated disease (CDAD).

For important information regarding the safety and use of ANTARA and FACTIVE, please see the full prescribing information available at www.antararx.com and www.factive.com.

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Q1 2008 Preliminary Results

April 16, 2008

Forward-Looking Statement

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with regard to (i) preliminary 2008 first quarter financial results and the relative contribution of the Company’s products to such preliminary financial results, (ii) the Company’s expected cash balances as of March 31, 2008, (iii) the Company’s anticipated total revenue and net cash utilization for the 2008 fiscal year, and (iv) the continued growth of the Company’s products in 2008. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to (a) our ability to successfully commercialize and market ANTARA or FACTIVE due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; delays in the supply of products by the third party manufacturers and suppliers on which we rely; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products; (b) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA or EMEA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidates; (c) delays by the FDA or EMEA; and (d) claims against us by third parties, including claims relating to our intellectual property position. Factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statement are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ending December 31, 2007 and in other filings that we may make with the Securities and Exchange Commission from time to time.

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